EXHIBIT 99.1

For Immediate Release:	For More Information Contact:
August 1, 2003, 8:00 a.m. EST	Kurt Palek, CareScience (215) 689-2249

CARESCIENCE ANNOUNCES 2003 SECOND QUARTER RESULTS

PHILADELPHIA, PA – August 1, 2003 - CareScience, Inc. (Nasdaq: CARE), one of the nation’s leading care management companies, today announced financial results for the second quarter ended June 30, 2003.

Revenue for the second quarter of 2003 was $3.2 million, an 11% decrease from $3.5 million in last year’s second quarter.  Net loss applicable to common shareholders for the 2003 second quarter was $2.5 million or $0.19 per share on a diluted share basis, compared to a net loss of $1.1 million or $0.08 per share on a diluted share basis in the second quarter of 2002.

Total backlog, which represents unrecognized revenue on signed customer contracts, was $33.2 million as of June 30, 2003, a 31% increase over backlog of $25.4 million as of December 31, 2002.  The Company’s cash and investments as of June 30, 2003 totaled $14.6 million.

As previously discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in both the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, the Company’s revenue decreased in the first and second quarters of 2003 due to the expiration of development contracts in the fourth quarter of 2002 and the redirection of the Company’s pharmaceutical service offering.  Of note, revenues from these combined activities contributed $1.3 million or 37% of total revenues in the second quarter of 2002 and $23,000 or one percent of total revenues during the second quarter of 2003.  With this transition, the Company now expects overall revenues to increase with continued growth of the core care management business.  Of further note, second quarter expenses included $504,000 related to the closing of the Company’s San Francisco and Research Triangle Park offices and the conclusion of employment for the Company’s former chairman and chief executive officer.

As previously announced, the Company signed solution agreements with Temple University Health System, Philadelphia, PA, and with the University of Tennessee Medical Center, Knoxville, TN, during the second quarter along with agreements with Legacy Health System, a four hospital system in Portland, OR, and St. Mary’s Hospital in Columbia, WI to use CareScience’s Care Management System(TM). Additionally, CareScience signed a multi-year renewal agreement with Christiana Health System, Christiana, DE and an agreement for care process design services at Cooper Health System, Camden, NJ. Signings also included product and service contract expansions with St. Vincent’s Hospital, Indianapolis, IN, Washington Hospital Center, Washington D.C., St. Anthony’s Hospital, St. Louis, MO, Jackson Hospital, Montgomery, AL, Ascension Health, St. Louis, MO, Prince George Hospital, Cheverly, MD, and Hillcrest Medical Center, Tulsa, OK.

About CareScience

CareScience, Inc. (www.carescience.com) is one of the nation’s leading providers of care management services to hospitals, health systems, and pharmaceutical and biotechnology companies. A company that specializes in clinical knowledge, CareScience supplies the people and technology to ensure quality care is delivered throughout the healthcare system. CareScience works with its customers to build organizational support for change, address challenges to improve clinical performance, and expand the role of care management. For the pharmaceutical industry, CareScience provides expertise to help pharmaceutical and biotechnology companies develop drugs that improve patient outcomes in the real world of care delivery. CareScience is headquartered in Philadelphia and is traded on the NASDAQ under the symbol CARE.

This announcement contains forward-looking statements that involve risks and uncertainties with respect to future events and financial performance. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. CareScience uses words such as ‘anticipates,’ ‘believes,’ ‘expects,’ ‘future’ and ‘intends’ and similar expressions to identify forward-looking statements. The potential risks and uncertainties include, among others, CareScience’s limited operating history, the loss or impairment of its intellectual property rights, the healthcare industry’s willingness to adopt CareScience’s solutions, the company’s failure to manage its growth, the competitive and constantly changing environment for its services, the loss of any of its key personnel, its failure to develop strategic relationships, its failure to use new technologies effectively or adapt emerging industry standards, changes in the healthcare industry or the failure of commercial users to accept Internet solutions. More information about potential factors that could affect the company’s business and financial results is included in CareScience’s filings with the Securities and Exchange Commission, which can be found at the Commission’s web site (http://www.sec.gov).

- (Tables to Follow) -

CARESCIENCE, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS

Current assets:

Cash and investments	$14,633,357	$17,181,564

Accounts receivable	2,021,106	2,388,204

Prepaid expenses and other	850,781	434,244

Total current assets	17,505,244	20,004,012

Net property and equipment	1,796,158	2,124,744

Other assets	247,519	263,557

Total assets	$19,548,921	$22,392,313

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Current portion of capital lease obligations and notes payable	$152,602	$248,162

Accounts payable and accrued expenses	1,563,917	1,490,242

Deferred revenues	5,080,180	4,061,859

Total current liabilities	6,796,699	5,800,263

Capital lease obligations and note payable	255,107	332,449

Total shareholders’ equity	12,497,115	16,259,601

Total liabilities and shareholders’ equity	$19,548,921	$22,392,313

CARESCIENCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002

Revenues	$3,152,203	$3,536,062	$6,308,745	$6,812,630
Cost of revenues	1,574,084	1,668,239	3,183,173	3,388,476
Gross profit	1,578,119	1,867,823	3,125,572	3,424,154
Operating expenses:
Research and development	1,194,438	628,634	2,447,559	1,354,380
Selling, general & administrative	2,873,989	2,383,623	5,142,407	4,809,697
Total operating expenses	4,068,427	3,012,257	7,589,966	6,164,077
Operating loss	(2,490,308)	(1,144,434)	(4,464,394)	(2,739,923)
Interest income	(30,365)	(74,116)	(101,832)	(182,852)
Interest expense	5,811	10,438	16,225	21,279

Net loss	$(2,465,754)	$(1,080,756)	$(4,378,787)	$(2,578,350)

Net loss per common share:

Basic and diluted	$(0.19)	$(0.08)	$(0.33)	$(0.19)

Weighted average shares outstanding:

Basic and diluted	13,291,461	13,300,391	13,289,748	13,293,749